Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q4FY12	Q1FY13	Q2FY13	Q3FY13	LTM Q3 FY13	Pro Forma 6/30/2013 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions Holdings, LLC	$(5,401)	$(14,674)	$10,875	$4,295	$(4,905)	$(1,984)
Net Income (Loss) Attributable to Noncontrolling Interest	—	159	(106)	597	650	2,597
Interest	11,268	13,720	14,197	15,938	55,123	55,706
Taxes	555	757	1,072	1,885	4,269	5,964
Depreciation and Amortization	9,801	9,554	9,715	9,703	38,773	38,847
EBITDA	16,223	9,516	35,753	32,418	93,910	101,130
Management add-backs (2)	9,623	7,643	5,803	6,224	29,293	29,293
Foreign exchange losses, net(3)	633	528	501	802	2,464	2,464
Management fees (4)	2,301	1,715	1,542	1,070	6,628	6,628
Letter of credit fees not included in interest expense	230	—	—	—	230	230
Compensation expense related to management equity plan (non-cash)	278	240	574	276	1,368	1,368
Transitional pension and medical payments — Ashland employees (5)	68	—	—	—	68	68
Transaction and other one-time costs (6)	3,572	10,873	2,181	1,259	17,885	17,885
Management Adjusted EBITDA(7)	$32,928	$30,515	$46,354	$42,049	$151,846	$159,066

(1)              Pro forma Management Adjusted EBITDA for the twelve months ended June 30, 2013 reflects the full the contribution of Nexeo Plaschem (Shanghai) Co., Ltd (“Nexeo Plaschem”) for the applicable period, including 100% of the results of Nexeo Plaschem. The Company currently owns 60% of Nexeo Plaschem.

(2)              Management adjustments associated with integration, transition, restructuring and transformational activities. Previously reported amounts for Q4FY12 and Q1FY13 have been revised to reflect certain additional minor management adjustments related to integration and transition activities which had not been previously included.

(3)              Includes net realized and unrealized foreign exchange gains and losses. Net unrealized foreign exchange gains and losses were previously included in a non-cash charges line item.

(4)              Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.

(5)              Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended.

(6)              Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs. Previously reported amounts for Q4FY12 and Q1FY13 have been revised to reflect amortization charges associated with purchase accounting requirements related to the acquisition of Beijing Plaschem’s operations, which were originally included in a non-cash charges line item.

(7)              Includes management adjustments related to realized foreign exchange gains and losses and certain other minor management adjustments associated with integration and transition activities which were not reflected in previously reported amounts for Q4FY12 and Q1FY13.